Exhibit 10.2

                               Sublease Agreement

This Sublease Agreement (the "Sublease") is made and effective March 15th, 2005, by and between Rastiff Business Ventures, Inc. ("Sublessor"), and Enable IPC Corporation ("Subtenant", whether one or more).

Sublessor is the tenant in a lease agreement dated December 10, 2004 with Paragon Business Center for a term ending December 31, 2005 (the "Master Lease"). The property leased to Sublessor in the Master Lease is referred to as the "Leased Property".

Sublessor now desires to sublease the Leased Property to Subtenant, and Subtenant desires to acquire the sublease.

NOW, THEREFORE, in consideration of the mutual agreements of the parties, it is agreed:

1.  Sublease.

A.  Sublessor agrees to sublease the Leased Property as follows:

Sublease Term:

Term 1 beginning March 15th, 2005 and ending on March 31st, 2005 for a sublease rent of $724.89

Term 2 beginning April 1, 2005 and ending December 31, 2005 (or until such time as the Master Lease to transferred or assigned to Subtenant, or Subtenant otherwise becomes the primary Lessee) for a monthly sublease rent of $1,449.79

B. Subtenant shall pay the rent to Sublessor not later than the 1st day of each month. Rent payments shall be made to the address for Sublessor below or such other address that Sublessor may identify to Subtenant from time to time. Subtenant shall also pay to Sublessor any other amount or charge that Sublessor is obligated to pay under the Master Lease that arises or is attributable to Subtenant's occupancy such as, but not limited to, charges for garbage, water, sewer, utilities, common area expenses, maintenance and refuse removal. Such charges shall be paid within ten days of Sublessor's statement. Subtenant shall be responsible for procuring and paying for any utilities or services not provided by landlord pursuant to the Master Lease.

2.  Agreed Use.

Subtenant agrees to use the Leased Property for storage, assembly and related general office uses.

3.  Indemnification.

A. Subtenant will indemnify, protect, defend and hold Sublessor harmless from and against any and all loss, cost, damage and expense arising out of or in any way related to a breach or default of Sublessor's obligations in the Master Lease by Subtenant.

B. Sublessor will indemnify, protect, defend and hold Subtenant harmless from and against any and all loss, cost, damage and expense arising out of or in any way related to a breach or default of the Master Lease by Sublessor.

3.  Notices.

Any notice given in connection with this Agreement, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery service as follows:

	        If to Sublessor:
		Rastiff Business Ventures, Inc.
		25030 Avenue Stanford, Suite 240
		Valencia, CA 91355

                If to Subtenant:
		Enable IPC Corporation
		25030 Avenue Stanford, Suite 240
		Valencia, CA 91355

4.  Headings.

Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

6.  Representations.

Sublessor represents and warrants that it has the right to sublease Leased Property to Subtenant.

Both parties agree and acknowledge that this Sublease Agreement constitutes the entire agreement, and no oral agreement exists between the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Sublease to be duly executed as of the date first above written.

Sublessor
Rastiff Business Ventures, Inc:


/s/ David A. Walker
________________________


Subtenant
Enable IPC Corporation:

/s/ Timothy A. Lambirth
________________________